Dated May 15, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	May 15, 2007
Settlement Date (Original Issue Date):	May 21, 2007
Maturity Date:	June 20, 2014
Principal Amount:	US$75,000,000
Price to Public (Issue Price):	100.000%
Agents Commission:	0.200%
All-in Price:	99.80%
Accrued Interest:	N/A
Net Proceeds to Issuer:	US$74,850,000
Interest Rate Basis:	LIBOR, as determined by Reuters
Index Currency:	U.S. Dollars
Spread:	Plus 0.14%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on March 20, June 20, September 20, and December 20, commencing September 20, 2007 (long first coupon) and ending on the Maturity Date
Initial Interest Rate:	To be determined two London Business days prior to the Original Issue Date
Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962G2X1

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Dated May 15, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Plan of Distribution:

The Notes are being purchased by Goldman, Sachs & Co. (the "Underwriter"), as principal, at 100% of the aggregate principal amount less an underwriting discount equal to 0.200% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

General Information

At March 31, 2007, the Company had outstanding indebtedness totaling $443.274 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2007, excluding subordinated notes payable after one year, was equal to $438.374 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Three Months Ended
2002	2003	2004	2005	2006	March 31, 2007
1.43	1.77	1.87	1.70	1.64	1.48

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

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Dated May 15, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526 or Investor Communications of the issuer at 1-203-357-3950.